Exhibit 99.1

Ethan Allen Announces Strong Sales and Record Earnings for the Fiscal 2022 Fourth Quarter and Full Year

Declared Special Cash and Regular Quarterly Dividend

DANBURY, CT – AUGUST 3, 2022 – Ethan Allen Interiors Inc. (“Ethan Allen” or the “Company”) (NYSE: ETD) today reported its financial and business results for its fiscal 2022 fourth quarter and full year ended June 30, 2022. Fourth quarter sales were $229.7 million, an increase of 28.8% over the prior year while diluted EPS increased 73.2% to a quarterly record of $1.23. For the full fiscal year ended June 30, 2022, sales rose 19.4% to $817.8 million and diluted EPS increased 70.9% to $4.05.

Farooq Kathwari, Ethan Allen’s Chairman, President and CEO commented, “In what was a dynamic and volatile fiscal year marked by rising costs and global supply chain challenges, we delivered strong sales growth and record earnings for the full fiscal year. We are pleased with the strong results showing the strength of our vertical integration, strong order backlogs, increased production capacity and the excellent work of our interior designers combining personal service and technology. We continue to develop relevant product offerings, of which about 75% are made in our North American manufacturing workshops.”

Mr. Kathwari continued, “Yesterday we announced a special cash dividend of $0.50 per share and our regular quarterly cash dividend of $0.32 per share, both payable on August 30, 2022. We have increased our regular quarterly cash dividend each of the past three years. We ended the quarter with a strong balance sheet, including cash and investments of $121.1 million as of June 30, 2022 and no debt.”

“As we celebrate 90 years of innovation, we remain focused on constant reinvention and maintaining an entrepreneurial attitude. In the near-term, we remain focused on managing the business to work through higher backlog at the end of our fiscal year and to service our customers. We believe we are well-positioned with our relevant product offerings, a major advantage of vertical integration including our North American manufacturing, our interior design focused retail network, a strong logistics network and a healthy balance sheet to maximize our opportunities during fiscal 2023, while recognizing the impact of a slower economy and continued inflation,” concluded Mr. Kathwari.

FISCAL 2022 FOURTH QUARTER HIGHLIGHTS*

●	Consolidated net sales increased 28.8% to $229.7 million
o	Retail net sales of $188.6 million increased 25.2%
o	Wholesale net sales of $137.4 million increased 29.2%

●	Written order trends
o	Wholesale segment written orders decreased 10.7%; up 14.2% from the pre-pandemic fourth quarter of fiscal 2019
o	Retail segment written orders declined 19.5%; up 12.9% compared with the fourth quarter of fiscal 2019

●

Consolidated gross margin of 58.2% compared with 58.7% a year ago due to a change in sales mix and higher input costs partially offset by strong retail segment sales, product pricing actions taken and higher manufacturing production

●

Operating margin of 18.3%; adjusted operating margin grew from 14.1% last year to 18.5% due to strong net sales growth, wholesale and retail gross margin expansion and controlling costs by leveraging cost reductions; selling, general and administrative expenses decreased from 44.7% of net sales to 39.8%, reflecting the Company’s operating leverage

●	Diluted EPS of $1.23 compared with $0.71; adjusted diluted EPS of $1.25 increased 68.9% compared with $0.74

●	Generated $29.4 million of cash from operating activities; cash and investments of $121.1 million

●	Increased the regular quarterly dividend by 10% to $0.32 per share on April 26, 2022; paid on May 25, 2022, to shareholders of record at the close of business on May 10, 2022

●	Opened the Company’s 16th location in California, with the grand opening of a new concept design center in Walnut Creek, CA

●

Celebrated the Company’s 90 Years of Innovation by holding a Virtual Convention on June 23, 2022 under the theme of “Vertical Integration: the Key to Our Service” which highlighted key areas of manufacturing, logistics, retail, merchandising and marketing

●

Launched the state-of-the-art immersive 3D Ethan Allen Virtual Design Center which showcases the timeless aesthetic of Ethan Allen’s vast product portfolio while fostering collaboration between interior designers and clients, furthering the Company’s commitment to combining personal service and technology

FULL FISCAL YEAR 2022 HIGHLIGHTS*

●	Consolidated net sales increased 19.4% to $817.8 million
o	Retail net sales of $689.9 million increased 24.3%
o	Wholesale net sales of $483.8 million increased 17.1%

●	Written order trends
o	Wholesale segment written orders decreased 0.5%
o	Retail segment written orders declined 4.6%

●	Consolidated gross margin rose to 59.3%; Operating margin improved to 16.9%

●	Diluted EPS of $4.05 compared with $2.37; adjusted diluted EPS of $3.93 increased 65.8%

●	Generated $69.4 million of cash from operating activities

●	Paid cash dividends of $48.3 million, an increase from $43.3 million last year

●	Strengthened the Company’s Board of Directors through the election of four new directors in the past 12 months

●	Expanded manufacturing capacity in North Carolina through the purchase of certain property, plant and equipment of Dimension Wood Products, Inc. on February 17, 2022

●	Opened multiple new design centers during fiscal 2022 that showcase the Company’s unique vision of American style while combining complimentary interior design services with technology

●

Reaffirmed the Company’s commitment to maintain and grow its North American manufacturing where customization helps create relevant and quality products; steps taken included new job openings and increases in wages

* See reconciliation of U.S. GAAP to adjusted key financial measures in the back of this press release. Comparisons are to the fourth quarter and full fiscal 2021 year.

KEY FINANCIAL MEASURES*

(Unaudited)
(In thousands, except per share data)

	Three months ended			Twelve months ended
	June 30,			June 30,
	2022	2021	% Change	2022	2021	% Change
Net sales	$229,683	$178,323	28.8%	$817,762	$685,169	19.4%
GAAP gross profit	$133,785	$104,596	27.9%	$484,706	$393,107	23.3%
Adjusted gross profit*	$133,785	$104,846	27.6%	$484,706	$393,746	23.1%
GAAP gross margin	58.2%	58.7%		59.3%	57.4%
Adjusted gross margin*	58.2%	58.8%		59.3%	57.5%
GAAP operating income	$41,945	$24,062	74.3%	$138,250	$77,285	78.9%
Adjusted operating income*	$42,438	$25,084	69.2%	$134,240	$80,335	67.1%
GAAP operating margin	18.3%	13.5%		16.9%	11.3%
Adjusted operating margin*	18.5%	14.1%		16.4%	11.7%
GAAP net income	$31,519	$18,161	73.6%	$103,280	$60,005	72.1%
Adjusted net income*	$31,888	$18,933	68.4%	$100,277	$60,059	67.0%
Effective tax rate	24.9%	24.3%		25.2%	21.5%
GAAP diluted EPS	$1.23	$0.71	73.2%	$4.05	$2.37	70.9%
Adjusted diluted EPS*	$1.25	$0.74	68.9%	$3.93	$2.37	65.8%
Cash flows from operating activities	$29,355	$27,792	5.6%	$69,356	$129,912	(46.6% )

* See reconciliation of U.S. GAAP to adjusted key financial measures in the back of this press release

BALANCE SHEET and CASH FLOW

Total cash and cash equivalents were $109.9 million at June 30, 2022, compared with $104.6 million a year ago. Cash on hand increased $5.3 million during fiscal 2022 due to net cash provided by operating activities of $69.4 million and $10.6 million in proceeds received from sales of property, plant and equipment partially offset by $48.3 million in cash dividends paid, including a special dividend of $19.0 million, capital expenditures of $13.4 million and net purchases of investments of $11.2 million.

Cash from operating activities totaled $69.4 million, a decrease from $129.9 million in the prior year period primarily due to an increase in working capital partially offset by higher net income generated during the period. The increase in working capital was primarily from a reduction in customer deposits as net shipments outpaced written orders, higher inventory to increase material availability to support expanded manufacturing and distribution capacity to service the strong backlog and increased accounts receivable arising from strong sales in the Company’s wholesale segment, especially from higher contract business sales.

Inventories, net increased to $176.5 million at June 30, 2022, compared with $144.0 million a year ago, as the Company increased its manufacturing productivity and service center inventory to support higher levels of production as well as to help protect against future supply chain disruptions and price increases.

Customer deposits from written orders decreased $9.6 million during fiscal 2022 and totaled $121.1 million at June 30, 2022. Increased manufacturing capacity and related deliveries combined with the pace of written orders slowing led to the reduction in customer deposits. Wholesale order backlog is down 14.7% compared to the beginning of the fiscal 2022 year.

No debt outstanding as of June 30, 2022.

DIVIDENDS

On August 2, 2022, the Company’s Board of Directors declared a $0.50 per share special cash dividend to shareholders of record on August 16, 2022, payable on August 30, 2022. The Board also declared a regular quarterly cash dividend of $0.32 per share, payable on August 30, 2022, to shareholders of record at the close of business on August 16, 2022. Ethan Allen has a long history of returning capital to shareholders and is pleased to pay a special cash dividend, which highlights the Company’s strong balance sheet and operating results.

CONFERENCE CALL

Ethan Allen will host an analyst conference call today, August 3, 2022, at 5:00 PM (Eastern Time) to discuss its results. The analyst conference call will be webcast live from the Company’s Investor Relations website at https://ir.ethanallen.com.

The following information is provided for those who would like to participate:

●	U.S. Participants:	877-705-2976
●	International Participants:	201-689-8798
●	Meeting Number:	13730394

For those unable to listen live, an archived recording of the call will be made available on the Company’s website referenced above for at least 60 days.

ABOUT ETHAN ALLEN

Ethan Allen Interiors Inc. (NYSE: ETD) is a leading interior design company, manufacturer and retailer in the home furnishings marketplace. The Company is a global luxury home fashion brand that is vertically integrated from product design through home delivery, which offers its customers stylish product offerings, artisanal quality, and personalized service. The Company provides complimentary interior design service to its clients and sells a full range of home furnishings through a retail network of design centers located throughout the United States and abroad as well as online at ethanallen.com. Ethan Allen owns and operates ten manufacturing facilities located in the United States, Mexico and Honduras, including one sawmill, one rough mill and a lumberyard. Approximately 75% of its products are manufactured or assembled in these North American facilities.

For more information on Ethan Allen's products and services, visit www.ethanallen.com.

Investor / Media Contact:

Matt McNulty
Senior Vice President, Chief Financial Officer and Treasurer
IR@ethanallen.com

ABOUT NON-GAAP FINANCIAL MEASURES

This press release is intended to supplement, rather than to supersede, the Company's consolidated financial statements, which are prepared and presented in accordance with U.S. generally accepted accounting principles (“GAAP”). In this press release the Company has included financial measures that are derived from the consolidated financial statements but are not presented in accordance with GAAP. The Company uses non-GAAP financial measures, including adjusted gross profit and margin, adjusted operating income and margin, adjusted net income, and adjusted diluted EPS (collectively “non-GAAP financial measures”). The Company computes these non-GAAP financial measures by adjusting the comparable GAAP measure to remove the impact of certain charges and gains and the related tax effect of these adjustments. Investors should consider these non-GAAP financial measures in addition to, and not as a substitute for, or superior to, the financial performance measures prepared in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. A reconciliation of these non-GAAP financial measures to the most directly comparable financial measure reported in accordance with GAAP is provided at the end of this press release.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Generally, forward-looking statements represent management’s beliefs and assumptions concerning current expectations, projections or trends relating to results of operations, financial results, financial condition, strategic objectives and plans, expenses, dividends, share repurchases, liquidity, use of cash and cash requirements, investments, future economic performance, business and industry and the effect of the COVID-19 pandemic on the business operations and financial results. Such forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. These forward-looking statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “continue,” “may,” “will,” “short-term,” “target,” “outlook,” “forecast,” “future,” “strategy,” “opportunity,” “would,” “guidance,” “non-recurring,” “one-time,” “unusual,” “should,” “likely,” “COVID-19 impact,” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. The Company derives many of its forward-looking statements from operating budgets and forecasts, which are based upon many detailed assumptions. While the Company believes that its assumptions are reasonable, it cautions that it is very difficult to predict the impact of known factors and it is impossible for the Company to anticipate all factors that could affect actual results and matters that are identified as “short term,” “non-recurring,” “unusual,” “one-time,” or other words and terms of similar meaning may in fact recur in one or more future financial reporting periods.

Forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that are expected. Actual results could differ materially from those anticipated in the forward-looking statements due to a number of risks and uncertainties including, but not limited to, the risks and uncertainties disclosed in Part I, Item 1A. Risk Factors, in the Company’s 2021 Annual Report on Form 10-K and other factors identified in its reports filed with the Securities and Exchange Commission (the “SEC”), available on the SEC's website at www.sec.gov.

All forward-looking statements attributable to the Company, or persons acting on its behalf, are expressly qualified in their entirety by these cautionary statements, as well as other cautionary statements. A reader should evaluate all forward-looking statements made in this press release in the context of these risks and uncertainties. Given the risks and uncertainties surrounding forward-looking statements, you should not place undue reliance on these statements. Many of these factors are beyond the Company’s ability to control or predict. The Company is including this cautionary note to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as otherwise required by law.

Ethan Allen Interiors Inc.
Consolidated Statements of Comprehensive Income
(Unaudited)
(In thousands, except per share data)

	Three months ended June 30,		Twelve months ended June 30,
	2022	2021	2022	2021
Net sales	$229,683	$178,323	$817,762	$685,169
Cost of sales	95,898	73,727	333,056	292,062
Gross profit	133,785	104,596	484,706	393,107
Selling, general and administrative expenses	91,460	79,762	350,917	313,411
Restructuring and other impairment charges, net of gains	380	772	(4,461)	2,411
Operating income	41,945	24,062	138,250	77,285
Other expenses
Interest and other financing costs	54	48	201	481
Other income (expense), net	80	(15)	72	(393)
Income before income taxes	41,971	23,999	138,121	76,411
Income tax expense	10,452	5,838	34,841	16,406
Net income	$31,519	$18,161	$103,280	$60,005

Per share data
Diluted earnings per common share:
Net income per diluted share	$1.23	$0.71	$4.05	$2.37
Diluted weighted average common shares	25,574	25,493	25,522	25,352

Ethan Allen Interiors Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	June 30,	June 30,
	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$109,919	$104,596
Investments	11,199	-
Accounts receivable, net	17,019	9,026
Inventories, net	176,504	143,978
Prepaid expenses and other current assets	32,108	37,679
Total current assets	346,749	295,279

Property, plant and equipment, net	223,530	231,446
Goodwill	25,388	25,388
Intangible assets	19,740	19,740
Operating lease right-of-use assets	100,782	108,730
Deferred income taxes	820	1,078
Other assets	2,886	1,584
Total ASSETS	$719,895	$683,245

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$37,370	$37,786
Customer deposits and deferred revenue	121,080	130,635
Accrued compensation and benefits	22,700	23,866
Current operating lease liabilities	25,705	27,395
Other current liabilities	8,788	4,220
Total current liabilities	215,643	223,902

Operating lease liabilities, long-term	89,506	97,911
Deferred income taxes	4,418	5,028
Other long-term liabilities	3,005	4,986
Total LIABILITIES	$312,572	$331,827

Shareholders’ equity:
Ethan Allen Interiors Inc. shareholders’ equity	$407,349	$351,443
Noncontrolling interests	(26)	(25)
Total shareholders’ equity	$407,323	$351,418
Total LIABILITIES AND SHAREHOLDERS’ EQUITY	$719,895	$683,245

Reconciliation of Non-GAAP Financial Measures

To supplement the financial measures prepared in accordance with GAAP, the Company uses non-GAAP financial measures, including adjusted gross profit and margin, adjusted operating income and margin, adjusted net income, and adjusted diluted earnings per share. The reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are shown in tables below.

These non-GAAP measures are derived from the consolidated financial statements but are not presented in accordance with GAAP. The Company believes these non-GAAP measures provide a meaningful comparison of its results to others in its industry and prior year results. Investors should consider these non-GAAP financial measures in addition to, and not as a substitute for, its financial performance measures prepared in accordance with GAAP. Moreover, these non-GAAP financial measures have limitations in that they do not reflect all the items associated with the operations of the business as determined in accordance with GAAP. Other companies may calculate similarly titled non-GAAP financial measures differently than the Company does, limiting the usefulness of those measures for comparative purposes.

Despite the limitations of these non-GAAP financial measures, the Company believes these adjusted financial measures and the information they provide are useful in viewing its performance using the same tools that management uses to assess progress in achieving its goals. Adjusted measures may also facilitate comparisons to historical performance.

The following tables below provide a reconciliation of non-GAAP financial measures used in this release to the most directly comparable GAAP financial measures.

(Unaudited)
(In thousands, except per share data)	Three months ended			Twelve months ended
	June 30,			June 30,
	2022	2021	% Change	2022	2021	% Change
Consolidated Adjusted Gross Profit / Gross Margin
GAAP Gross profit	$133,785	$104,596	27.9%	$484,706	$393,107	23.3%
Adjustments (pre-tax) *	-	250		-	639
Adjusted gross profit *	$133,785	$104,846	27.6%	$484,706	$393,746	23.1%
Adjusted gross margin *	58.2%	58.8%		59.3%	57.5%

Consolidated Adjusted Operating Income / Operating Margin
GAAP Operating income	$41,945	$24,062	74.3%	$138,250	$77,285	78.9%
Adjustments (pre-tax)*	493	1,022		(4,010)	3,050
Adjusted operating income*	$42,438	$25,084	69.2%	$134,240	$80,335	67.1%

Consolidated Net sales	$229,683	$178,323	28.8%	$817,762	$685,169	19.4%
GAAP Operating margin	18.3%	13.5%		16.9%	11.3%
Adjusted operating margin*	18.5%	14.1%		16.4%	11.7%

Consolidated Adjusted Net Income / Adjusted Diluted EPS
GAAP Net income	$31,519	$18,161	73.6%	$103,280	$60,005	72.1%
Adjustments, net of tax*	369	772		(3,003)	54
Adjusted net income	$31,888	$18,933	68.4%	$100,277	$60,059	67.0%
Diluted weighted average common shares	25,574	25,493		25,522	25,352
GAAP Diluted EPS	$1.23	$0.71	73.2%	$4.05	$2.37	70.9%
Adjusted diluted EPS*	$1.25	$0.74	68.9%	$3.93	$2.37	65.8%

* Adjustments to reported GAAP financial measures including gross profit and margin, operating income and margin, net income, and diluted EPS have been adjusted by the following:

(Unaudited)	Three months ended		Twelve months ended
(In thousands)	June 30,		June 30,
	2022	2021	2022	2021
Inventory reserves and write-downs	$-	$196	$-	$585
Optimization of manufacturing and logistics	-	54	-	54
Adjustments to gross profit	$-	$250	$-	$639

Inventory reserves and write-downs	$-	$196	$-	$585
Optimization of manufacturing and logistics	-	356	-	356
Gain on sales of property, plant and equipment	-	-	(5,431)	(473)
Severance and other charges	380	339	970	422
Impairment of long-lived assets and lease exit costs	113	131	451	2,160
Adjustments to operating income	$493	$1,022	$(4,010)	$3,050
Adjustments to income before income taxes	$493	$1,022	$(4,010)	$3,050
Related income tax effects on non-recurring items(1)	(124)	(250)	1,007	(747)
Income tax benefit from valuation allowance change	-	-	-	(2,249)
Adjustments to net income	$369	$772	$(3,003)	$54

(1)	Calculated using a tax rate of 25.1% in the current year and 24.5% in the prior year.